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                                                                   Exhibit 10.31

                     THOMAS E. FLEMING SEPARATION AGREEMENT


         This Agreement, upon your signature, will constitute the agreement between you and OM Group, Inc. and affiliated operating companies (referred to herein as the "Company") on the terms of your separation from employment (referred to herein as the "Agreement").

         You understand that you would not be entitled to all of the consideration set forth below as a result of the termination of your employment, and that all of this consideration is available to you only as a consideration of your acceptance of this Agreement. This Agreement is offered to you to resolve any and all matters and issues relating to your service with the Company and your separation from employment.

         In exchange for the consideration described below, the parties agree as follows:

         1. Your employment with the Company is terminated effective December 31, 1999.

         2. You agree to amend the non-competition clause of your employment contract to a three year (3) period.

         3.       The Company will provide you with the following:

                  (a) The Company will continue to pay your base salary, in monthly installments, through June 30, 2000.

                  (b) You will receive your bonus for the 1999 fiscal year in the amount of $177,000.

                  (c) Your health insurance will continue in force under the provisions of the OMG Medical Plan provisions for retired officers.

                  (d) You will have an opportunity to continue in force the supplemental split dollar life insurance policies which will be assigned to you. The Cash Surrender value of these policies in the amount of approximately $20,000. You will be responsible for payment of the premium in order to continue these policies.

                  (e) Lease and insurance payments for your automobile will continue until the termination of the lease in May, 2000.

                  (f) Dues will be paid for your club memberships through December 31, 1999.

                  (g) You will be vested in the OMG Benefit Restoration Plan and eligible for periodic or lump sum payments under the plan. Your account balance eligible for payout is approximately $120,000.


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[Name]
March 13, 2000
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         3.       In return for the above monies to be paid and benefits to be provided by the Company, the sufficiency of which is hereby acknowledged by you, you agree on behalf of yourself, your heirs, administrators, executors and assigns to WAIVE, RELEASE AND PROMISE never to assert any or all claims that you have or might have, based upon any occurrence to the effective date of this Agreement, against OM GROUP, INC., its predecessors, parent corporations, subsidiaries, affiliates, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or related to your employment and/or the termination of your employment.

                  These claims include, but are not limited to, any and all claims, causes of action, suits, claims for attorneys' fees, damages or demand; all claims of discrimination, on any basis, including, without limitation, claims of race, sex, age, ancestry, national origin, religion and/or disability discrimination; any and all claims arising under federal, state and/or local statutory, or common law, such as, but not limited to, Title VII of the Civil Rights Act, as amended, including the amendments to the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act; any and all claims arising under any other state and/or local anti-discrimination statute and the law of contract and tort; and any and all claims, demands and causes of action including, but not limited to, claims of breach of public policy, unjust discharge or breach of contract.

                  You further WAIVE, RELEASE, AND PROMISE never to assert any such claims, even if you presently believe you have no such claims.

         4. You also agree that you will not initiate or pursue any lawsuit against the Company or its affiliates for any claims of any type you might have against the Company based on any act or event occurring on or before the effective date this Agreement, including claims based on future effects of any past acts. You also represent that you have not filed or initiated any lawsuit against the Company or any Company affiliate, and you acknowledge that the Company is relying on such representations in entering into this Agreement with you.

                  You understand that the claims you are releasing do not include rights or claims which may arise out of acts occurring after the effective date of this Agreement which do not in any way relate to the facts and circumstances of this Agreement of your employment relationship with the Company.


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[Name]
March 13, 2000
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                  You also understand that the above provisions in this
                  paragraph shall not preclude you from instituting an action to seek relief for any breach of this Agreement, or from challenging the validity of this Agreement.

         5. You understand that neither you nor the Company make any admission of any failing or wrongdoing by entering in this Agreement. You understand that the Company is not offering this Agreement because it believes that you have any valid legal claims against the Company. Instead, this Agreement is offered to provide you with additional compensation upon your employment termination.

         6. You represent that you have returned to the Company any and all property of the Company and information you have about the Company's practices, procedures, trade secrets, customer lists, or product list or product marketing. You further agree not to divulge or reveal any trade secret or confidential information of the Company, including but not limited to, processes, procedures, formula or designs, or business plans, financial information or customer lists.

         7. You agree not to at any time divulge, disclose, or communicate to any person, firm, or corporation, the existence of, or any terms of, this Agreement or the circumstances relating to it except as may be necessary to effectuate the terms of this Agreement with your counsel and/or accountant who will also hold this matter in strictest confidence. You agree not to make any statements, whether written or oral, not take any action which would result in the injury or impairment of the reputation or goodwill of the Company or any of its affiliates.

         8. You understand and agree that in the event you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company will pursue to recover the benefits paid under the Agreement and to obtain all other relief provided by law or equity including attorney fees.


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[Name]
March 13, 2000
Page 4



         9. You understand that the Company does not intend to reinstate you to employment and that the Company shall have no obligation to consider you for future employment at any time hereafter.

         10. The following is required by the Older Workers Benefit Protection Act:

                  (a) You have up to 21 days from the date of this letter to accept the terms of this Separation Agreement, although you may accept it at any time within those 21 days. You waive any right you may have to additional time beyond this consideration period within which to consider this Release. You understand that no payments will be made unless and until you sign this Agreement. You further understand that you do not have to wait the entire 21 day period but may sign this Agreement at any time during the period. Prior to signing, you are advised to consult with an attorney of your own choosing to discuss all aspects of the Agreement.

                  (b) To accept the Agreement, please date and sign this letter and return it to me. (An extra copy for your files is enclosed.) Once you do so, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to me a written statement of revocation by hand-delivery or registered mail, return receipt requested. I must receive this revocation by the close of business on the seventh (7th) day after you have signed this letter. If you do not revoke, the eighth day after the date of your acceptance will be the effective date of the Agreement.

                  (c) In the event you decline to accept the terms of this Agreement, or having accepted them, effectively revoke the acceptance thereof, this Agreement shall have no force or effect, and neither its terms, nor any of the discussions of the parties relative to its negotiation shall be admissible in any court or arbitration proceeding.

         11. To the extent governed by the law of any State, this Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Ohio. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such judgment shall not affect, impair or invalidate the remainder of this Agreement.


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[Name]
March 13, 2000
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         12.      This Agreement, which consists of six (6) typewritten pages, set forth the entire Agreement between you and the Company concerning the matters discussed herein.

                                             Sincerely,

                                             OM Group, Inc.



                                             Michael J. Scott
                                             Vice President & General Counsel




         By signing this letter, I acknowledge that no promise or inducement has been offered to me to enter into this Agreement, except as expressly set forth herein, and that this Agreement is executed without reliance upon any statements or representations by the Company, except as expressly provided herein. I further acknowledge that: I have had sufficient time to consider this Agreement before signing it; I have carefully read this Agreement; I fully understand the terms of the Agreement; and I am entering into it voluntarily.



Date: __________________________

________________________________        Signature: /s/ Thomas E. Fleming
                                                   ---------------------
                                                   Thomas E. Fleming